EQT Reports Fourth Quarter and Full Year 2024
Results and Provides 2025 Guidance

PITTSBURGH, February 18, 2025 -- EQT Corporation (NYSE: EQT) today announced financial and operational results for the fourth quarter and full year 2024 as well as financial and operational guidance for 2025.

Fourth Quarter and Recent Highlights:
•Sales volume of 605 Bcfe, at the high-end of guidance driven by continued operational efficiency gains and strong well performance, despite 27 Bcfe of total net curtailments
•Capital expenditures of $583 million, 7% below the low-end of guidance, benefiting from efficiency gains and lower-than-expected midstream spending
•Differential $0.13 per Mcf tighter than mid-point of guidance as tactical curtailments maximize value without sacrificing operational efficiencies
•Total per unit operating costs of $1.07 per Mcfe; at the low-end of guidance driven by production outperformance and lower-than expected LOE and SG&A expense
•Net cash provided by operating activities of $756 million; generated $588 million of free cash flow(1)
•Closed on non-operated asset sale and midstream joint venture transaction, receiving proceeds of ~$4.7 billion, net of certain transaction fees and expenses
•Exited the quarter with $9.3 billion total debt and $9.1 billion of net debt,(1) inclusive of ~$475 million of working capital usage, which is expected to reverse as pricing stabilizes in 2025
•Equitrans integration 90% complete; actions to date have de-risked ~85% of base synergies, while ~35% of upside synergies have been de-risked given faster-than-expected benefits from compression investments
•Year-end 2024 proved reserves totaled 26.3 Tcfe, flat year-over-year when normalizing for the impact of non-operated asset sales despite SEC price deck dropping toward $2 per MMBtu, underscoring economic resiliency of world-class, low-cost Appalachian reserve base

2025 Outlook Highlights:
•Initiated 2025 production guidance of 2,175 – 2,275 Bcfe, 125 Bcfe above prior expectations due to strong well performance and benefits from compression investments
•Initiated 2025 maintenance capital guidance of $1,950 – $2,120 million and growth capital of $350 – $380 million; reserve development capital guidance ~$200 million lower year-over-year reflecting continued efficiency gains and benefits from compression investments
•Planning to drop from 3 to 2 frac crews at the end of first quarter 2025, several months ahead of prior plan due to further completion efficiency gains
•Projecting ~$2.6 billion and ~$3.3 billion of free cash flow attributable to EQT(1,2) in 2025 and 2026, respectively, at recent strip pricing
•Expect to exit 2025 with ~$7 billion of net debt(1) at recent strip pricing, well ahead of $7.5 billion debt target

President and CEO Toby Z. Rice stated, "EQT’s operations are firing on all cylinders, with material efficiency gains, robust well performance and Equitrans integration momentum driving outperformance across the board. This was on clear display in the fourth quarter, as higher-than-expected production and capital spending well below the low end of guidance resulted in nearly $600 million of free cash flow despite Henry Hub averaging just $2.81 per MMBtu during the quarter."

Rice continued, "This momentum is carrying forward into 2025, with continued efficiency gains and quicker-than-expected benefits from midstream compression investments driving production upside relative to our original outlook, while reserve development capital spending is expected to decline by approximately $200 million year-over-year. Our fourth quarter results and 2025 outlook showcase the power of the integrated, low-cost platform that we have strategically sculpted over the past several years.”

(1)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.
(2)Assumes PipeBox LLC (Midstream JV) cash distributions of 60% to noncontrolling interest.

Fourth Quarter 2024 Financial and Operational Performance

	Three Months Ended December 31,
($ millions, except average realized price and EPS)	2024	2023	Change

Total sales volume (Bcfe)	605	564	41
Average realized price ($/Mcfe)	$3.01	$2.75	$0.26
Net income attributable to EQT	$418	$502	$(84)
Adjusted net income attributable to EQT (a)	$416	$214	$202
Diluted income per share (EPS)	$0.69	$1.13	$(0.44)
Adjusted EPS (a)	$0.69	$0.48	$0.21
Net income	$427	$501	$(74)
Adjusted EBITDA (a)	$1,412	$840	$572
Net cash provided by operating activities	$756	$624	$132
Adjusted operating cash flow (a)	$1,231	$775	$456
Capital expenditures	$583	$539	$44
Capital contributions to equity method investments	$60	$7	$53
Free cash flow (a)	$588	$229	$359
Free cash flow attributable to EQT (a)	$580	$229	$351

(a)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Full Year 2024 Financial and Operational Performance

	Years Ended December 31,
($ millions, except average realized price and EPS)	2024	2023	Change

Total sales volume (Bcfe)	2,228	2,016	212
Average realized price ($/Mcfe)	$2.74	$2.79	$(0.05)
Net income attributable to EQT	$231	$1,735	$(1,504)
Adjusted net income attributable to EQT (a)	$827	$960	$(133)
Diluted EPS	$0.45	$4.22	$(3.77)
Adjusted EPS (a)	$1.61	$2.32	$(0.71)
Net income	$242	$1,735	$(1,493)
Adjusted EBITDA (a)	$3,729	$3,016	$713
Net cash provided by operating activities	$2,827	$3,179	$(352)
Adjusted operating cash flow (a)	$3,109	$2,795	$314
Capital expenditures	$2,266	$1,925	$341
Capital contributions to equity method investments	$148	$12	$136
Free cash flow (a)	$695	$858	$(163)
Free cash flow attributable to EQT (a)	$684	$860	$(176)

(a)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Per Unit Operating Costs
The following table presents certain of the Company's consolidated operating costs on a per unit basis.(a)

	Three Months Ended December 31,		Years Ended December 31,
Per Unit ($/Mcfe)	2024	2023	2024	2023

Gathering	$0.09	$0.58	$0.35	$0.64
Transmission	0.41	0.30	0.38	0.32
Processing	0.14	0.12	0.13	0.12
Lease operating expense (LOE)	0.09	0.07	0.09	0.07
Production taxes	0.09	0.06	0.08	0.05
Operating and maintenance (O&M)	0.07	0.02	0.05	0.01
Selling, general and administrative (SG&A)	0.18	0.12	0.15	0.12
Operating costs	$1.07	$1.27	$1.23	$1.33

Production depletion	$0.90	$0.87	$0.90	$0.84

(a)References in this release to the "Company" refer to EQT Corporation together with its consolidated subsidiaries. As used throughout this release, per unit operating costs reflect, for each period presented, the consolidated amount of such operating cost for the Company (aggregated irrespective of business segment) divided by total sales volume of natural gas and liquids (Mcfe).

Gathering expense per Mcfe decreased for the three months ended December 31, 2024 compared to the same period in 2023 due primarily to the Company's ownership of the gathering, transmission and storage assets acquired in the Company's acquisition of Equitrans Midstream Corporation (Equitrans) in July 2024 (the Equitrans Midstream Merger) and the Company's acquisition of additional interest in gathering assets located in Northeast Pennsylvania.

Transmission expense per Mcfe increased for the three months ended December 31, 2024 compared to the same period in 2023 due primarily to capacity charges related to the in service of the Mountain Valley Pipeline (the MVP), which commenced long-term firm capacity obligations on July 1, 2024.

Processing expense per Mcfe increased for the three months ended December 31, 2024 compared to the same period in 2023 due primarily to increased volumes of gas requiring processing from wells that the Company turned-in-line in 2024.

LOE per Mcfe increased for the three months ended December 31, 2024 compared to the same period in 2023 due primarily to increased LOE from the Company's operation and maintenance of its production assets, including water assets acquired in the Equitrans Midstream Merger and water assets internally-developed in the prior year.

Production tax expense per Mcfe increased for the three months ended December 31, 2024 compared to the same period in 2023 due primarily to increased property tax expense from higher price as well as increased severance tax expense from increased sales volume in West Virginia and higher price.

O&M expense per Mcfe increased for the three months ended December 31, 2024 as a result of the Company's operation of gathering, transmission and storage assets acquired in the Equitrans Midstream Merger.

SG&A expense per Mcfe increased for the three months ended December 31, 2024 compared to the same period in 2023 due primarily to higher personnel costs due to increased workforce headcount, including as a result of the Equitrans Midstream Merger, and higher legal and professional services costs.

Production depletion expense per Mcfe increased for the three months ended December 31, 2024 compared to the same period in 2023 due to increased sales volume and higher annual depletion rate.

Liquidity
As of December 31, 2024, the Company had $0.2 billion of borrowings outstanding under EQT's $3.5 billion revolving credit facility. Total liquidity, excluding available capacity under Eureka Midstream, LLC's revolving credit facility, as of December 31, 2024 was $3.6 billion.

As of December 31, 2024, total debt and net debt(1) were $9.3 billion and $9.1 billion, respectively, compared to $5.8 billion and $5.7 billion, respectively, as of December 31, 2023.

(1)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Proved Reserves
The Company reported 2024 total proved reserves of 26.3 Tcfe, a decrease of 1,332 Bcfe, or 5%, compared to 2023 largely due to the Company’s sales of its interests in non-operated natural gas assets located in Northeast Pennsylvania to Equinor USA Onshore Properties Inc. and its affiliates during 2024 (the NEPA Non-Operated Asset Divestitures) and the Company’s production, partly offset by extensions, discoveries and other additions as well as acquisitions of new assets received as consideration in the NEPA Non-Operated Asset Divestitures. Proved undeveloped reserves decreased by 579 Bcfe, or 7%, compared to 2023, largely driven by changes to the Company's development schedule, which shifted proved undeveloped reserves outside of the Securities and Exchange Commission (SEC) five-year development window. Notably, 2024 proved reserves do not include any positive impact from the Company’s compression investments, which if realized could drive future upside to proved reserves.

90% of the Company's total proved developed reserves, 98% of the Company's total proved undeveloped reserves and 92% of the Company's total proved reserves are located in the Marcellus Shale.

The following table presents the Company's reserves, standardized measure of discounted future net cash flow (the Standardized Measure) and PV-10 as compared to five-year strip pricing sensitivity. Of note, these values include ~3 years of the more than 30 years of the Company's future inventory and exclude the value associated with the Company's third-party midstream revenue, the MVP and Hammerhead pipelines and the Company's 1.2 Bcf per day of premium firm sales deals with major utilities in the Southeast region, which are tied to the future in-service of the Transco Southeast Expansion, the timing of which was not known with reasonable certainty as of December 31, 2024.

	Year Ended December 31, 2024
	Proved Developed	Proved Undeveloped	Total

	(Millions)
SEC pricing (a):
Reserves (Bcfe)	18,805	7,460	26,265
Standardized Measure	$7,662	$337	$7,999
PV-10 (b)	$9,113	$731	$9,844

Five-year strip pricing sensitivity (c):
Reserves (Bcfe)	19,279	7,463	26,742
Standardized Measure	$17,671	$4,349	$22,020
PV-10 (b)	$21,005	$5,707	$26,712

(a)Reserves as of December 31, 2024 were based on a natural gas price (NYMEX) of $2.130 per MMBtu. Pricing was determined in accordance with the SEC requirement using average first-day-of-the-month closing prices for the prior twelve months less regional adjustments. The average adjusted product prices including regional adjustments weighted by production over the remaining lives of the properties were $1.468 per Mcf of gas, $29.28 per barrel of natural gas liquids (NGLs) and $59.45 per barrel of oil.

(b)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

(c)Pricing used in the five-year strip pricing sensitivity reflects five-year strip pricing as of December 31, 2024 and held constant thereafter using (i) the NYMEX five-year strip adjusted for regional differentials using Texas Eastern Transmission Corp. M-2, Transcontinental Gas Pipe Line, Leidy Line, and Tennessee Gas Pipeline Co., Zone 4-300 Leg for gas and (ii) the NYMEX West Texas Intermediate five-year strip for oil, adjusted for regional differentials consistent with those used in the SEC pricing, and holding all other assumptions constant. The average realized product prices weighted by production over the remaining lives of the properties would be $3.016 per Mcf of gas, $24.49 per barrel of NGLs and $47.54 per barrel of oil.

The NYMEX strip price for proved reserves and related metrics are intended to illustrate reserve sensitivities to market expectations of commodity prices and should not be confused with SEC pricing for proved reserves and do not comply with SEC pricing assumptions. The Company's management believes that the presentation of reserve volume and related metrics using NYMEX forward strip prices provides investors with additional useful information about the Company's reserves because the forward prices are based on the market's forward-looking expectations of oil and gas prices as of a certain date. The price at which the Company can sell its production in the future is the major determinant of the likely economic producibility of the Company's reserves. The Company hedges certain amounts of future production based on futures prices. In addition, the Company uses such forward-looking market-based data in developing its drilling plans, assessing its capital expenditure needs and projecting future cash flows. While NYMEX strip prices represent a consensus estimate of future pricing, such prices are only an estimate and are not necessarily an accurate projection of future oil and gas prices. Actual future prices may vary significantly from NYMEX prices; therefore, actual revenue and value generated may be more or less than the amounts disclosed. Investors should be careful to consider forward prices in addition to, and not as a substitute for, SEC pricing, when considering the Company's reserves.

Netherland, Sewell & Associates, Inc. an independent consulting firm hired by management, reviewed 100% of the total net natural gas, NGLs and oil proved reserves attributable to EQT as of December 31, 2024.

2025 Outlook
In 2025, the Company expects total sales volume of 2,175 – 2,275 Bcfe. The Company expects maintenance capital expenditures to total $1,950 – $2,120 million in 2025, inclusive of $205 - $225 of corporate and capitalized costs. The Company also plans to spend $350 – $380 million on strategic growth capital expenditures, which targets the Company's pressure reduction program in addition to opportunistic, high-return water infrastructure and land opportunities. During 2025, the Company plans to turn-in-line (TIL) 95 – 120 net wells, including 12 – 18 net wells expected to TIL in the first quarter of 2025. Total sales volume in the first quarter of 2025 is expected to be 525 – 575 Bcfe. Inclusive of the Company's hedge position, the Company estimates a 2025 NYMEX Henry Hub free cash flow breakeven price(1,2) of <$0.90 per MMBtu.

(1)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.
(2)Defined as the average Henry Hub price needed to generate positive free cash flow in 2025, inclusive of the impact of 2025 hedges.

2025 Guidance

Production	Q1 2025	Full Year 2025
Total sales volume (Bcfe)	525 – 575	2,175 – 2,275
Liquids sales volume, excluding ethane (Mbbl)	3,900 – 4,200	15,700 – 16,500
Ethane sales volume (Mbbl)	1,500 – 1,700	6,300 – 6,700
Total liquids sales volume (Mbbl)	5,400 – 5,900	22,000 – 23,200

Btu uplift (MMBtu/Mcf)	1.055 – 1.065	1.055 – 1.065

Average differential ($/Mcf)	($0.30) – ($0.20)	($0.70) – ($0.50)

Resource Counts
Top-hole rigs	1 – 2	1 – 2
Horizontal rigs	2 – 3	2 – 3
Frac crews	2 – 3	2 – 3

Midstream Revenue ($ Millions)
Third-party revenue	$135 – $160	$500 – $600

Per Unit Operating Costs ($/Mcfe)
Gathering	$0.09 – $0.11	$0.09 – $0.11
Transmission	$0.43 – $0.45	$0.43 – $0.45
Processing	$0.13 – $0.15	$0.13 – $0.15
LOE	$0.09 – $0.11	$0.10 – $0.12
Production taxes	$0.09 – $0.11	$0.09 – $0.11
O&M	$0.09 – $0.11	$0.09 – $0.11
SG&A	$0.15 – $0.17	$0.17 – $0.19
Operating costs	$1.07 – $1.21	$1.10 – $1.24

Equity Method Investments and Midstream JV Noncontrolling Interest ($ Millions)
Distributions from MVP, Laurel Mountain Midstream (LMM)	$45 – $55	$170 – $195
Distributions to Midstream JV Noncontrolling Interest (a)		$290 – $330

Capital Expenditures and Capital Contributions ($ Millions)
Upstream maintenance	$360 – $410	$1,465 – $1,585
Midstream maintenance	$80 – $95	$280 – $310
Corporate & capitalized costs	$50 – $60	$205 – $225
Total maintenance capital expenditures	$490 – $565	$1,950 – $2,120
Strategic growth capital expenditures	$75 – $100	$350 – $380
Total capital expenditures	$565 – $665	$2,300 – $2,500

Strategic growth capital contributions to MVP Expansion, MVP Southgate, LMM	$0 – $10	$10 – $20

(a)Assumes Midstream JV cash distributions of 60% to noncontrolling interest.

Fourth Quarter and Full Year 2024 Earnings Webcast Information
The Company's conference call with securities analysts begins at 10:00 a.m. ET on Wednesday February 19, 2025 and will be broadcast live via webcast. An accompanying presentation is available on the Company's investor relations website, www.ir.eqt.com under "Events & Presentations." To access the live audio webcast, visit the Company's investor relations website at ir.eqt.com. A replay will be archived and available for one year in the same location after the conclusion of the live event.

Hedging (as of February 14, 2025)
The following table summarizes the approximate volume and prices of the Company's NYMEX hedge positions. The difference between the fixed price and NYMEX price is included in average differential presented in the Company's price reconciliation.

	Q1 2025(a)	Q2 2025	Q3 2025	Q4 2025
Hedged Volume (MMDth)	332	336	281	281
Hedged Volume (MMDth/d)	3.7	3.7	3.1	3.1
Swaps – Short
Volume (MMDth)	250	290	281	95
Avg. Price ($/Dth)	$3.49	$3.11	$3.26	$3.27
Calls – Short
Volume (MMDth)	188	46	—	137
Avg. Strike ($/Dth)	$4.19	$3.48	$—	$5.49
Puts – Long
Volume (MMDth)	82	46	—	186
Avg. Strike ($/Dth)	$3.19	$2.83	$—	$3.30
Option Premiums
Cash Settlement of Deferred Premiums (millions)	$—	$—	$—	$(45)

(a)January 1 through March 31.

The Company has also entered into transactions to hedge basis. The Company may use other contractual agreements from time to time to implement its commodity hedging strategy.

Non-GAAP Disclosures
This news release includes the non-GAAP financial measures described below. These non-GAAP measures are intended to provide additional information only and should not be considered as alternatives to, or more meaningful than, net income attributable to EQT Corporation, net income, diluted EPS, net cash provided by operating activities, total Production operating revenues, total debt, or any other measure calculated in accordance with GAAP. Certain items excluded from these non-GAAP measures are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital, tax structure, and historic costs of depreciable assets.

As a result of the completion of the Equitrans Midstream Merger, the Company adjusted its non-GAAP measures of adjusted EBITDA, adjusted net income attributable to EQT and free cash flow. In particular, adjusted EBITDA (and the related non-GAAP financial measure of adjusted EBITDA attributable to EQT) and adjusted net income attributable to EQT (and the related non-GAAP financial measure of adjusted EPS) have been changed to include distributions received from equity method investments. Free cash flow (and the related non-GAAP financial measure of free cash flow attributable to EQT) has been changed to exclude capital contributions to equity method investments. In addition, certain prior period amounts have been recast for comparability.

Adjusted Net Income Attributable to EQT and Adjusted EPS
Adjusted net income attributable to EQT is defined as net income attributable to EQT Corporation, excluding (gain) loss on sale/exchange of long-lived assets, impairments, the revenue impact of changes in the fair value of derivative instruments prior to settlement and certain other items that the Company's management believes do not reflect the Company's core operating performance. Adjusted EPS is defined as adjusted net income attributable to EQT divided by diluted weighted average common shares outstanding. The Company's management believes adjusted net income attributable to EQT and adjusted EPS provide useful information to investors regarding the Company’s financial condition and results of operations because it helps facilitate comparisons of operating performance and earnings trends across periods by excluding the impact of items that, in their opinion, do not reflect the Company’s core operating performance. For example, adjusted net income attributable to EQT and adjusted EPS reflect only the impact of settled derivative contracts; thus, the measures exclude the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement.

The table below reconciles adjusted net income attributable to EQT and adjusted EPS with net income attributable to EQT Corporation and diluted EPS, respectively, the most comparable financial measures calculated in accordance with GAAP, each as derived from the Statements of Consolidated Operations to be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2024.

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023

	(Thousands, except per share information)
Net income attributable to EQT Corporation	$418,395	$502,055	$230,577	$1,735,232
(Deduct) add:
(Gain) loss on sale/exchange of long-lived assets	(454,179)	(369)	(764,044)	17,445
Impairment and expiration of leases	38,405	87,131	97,368	109,421
Loss (gain) on derivatives	183,543	(671,797)	(51,117)	(1,838,941)
Net cash settlements received on derivatives	180,574	275,599	1,217,895	900,650
Premiums paid for derivatives that settled during the period	(889)	(90,741)	(45,454)	(322,869)
Other expenses (a)	5,253	14,778	334,166	84,043
Income from investments	(39,365)	(2,286)	(76,039)	(7,596)
Distributions from equity method investments	55,013	620	66,200	18,693
Loss on debt extinguishment	62,648	135	68,299	80
Non-cash interest expense (amortization)	4,107	4,087	14,416	14,484
Tax impact of non-GAAP items (b)	(37,372)	94,766	(265,684)	249,717
Adjusted net income attributable to EQT	$416,133	$213,978	$826,583	$960,359

Diluted weighted average common shares outstanding	602,521	445,400	514,593	413,224
Diluted EPS	$0.69	$1.13	$0.45	$4.22
Adjusted EPS	$0.69	$0.48	$1.61	$2.32

(a)Other expenses consist primarily of transaction costs associated with acquisitions and other strategic transactions, costs related to exploring new venture opportunities and executive severance. For the year ended December 31, 2024, other expenses also included a nonrecurring corporate litigation expense.
(b)The tax impact of non-GAAP items represents the incremental tax expense/benefit that would have been incurred by the Company had these items been excluded from net income attributable to EQT Corporation, which resulted in a blended tax rate of 80.7% and 24.8% for the three months ended December 31, 2024 and 2023, respectively, and 30.8% and 24.4% for the years ended December 31, 2024 and 2023, respectively. The 2024 and 2023 rates differ from the Company's statutory tax rate due primarily to state taxes, including valuation allowances limiting certain state tax benefits. In addition, the 2024 rates included a tax benefit for the release of valuation allowances related to the NEPA Non-Operated Asset Divestitures.

Adjusted EBITDA and Adjusted EBITDA Attributable to EQT
Adjusted EBITDA is defined as net income excluding interest expense, income tax (benefit) expense, depreciation, depletion and amortization, (gain) loss on sale/exchange of long-lived assets, impairments, the revenue impact of changes in the fair value of derivative instruments prior to settlement and certain other items that the Company's management believes do not reflect the Company's core operating performance. Adjusted EBITDA attributable to EQT is defined as adjusted EBITDA less adjusted EBITDA attributable to noncontrolling interests. Adjusted EBITDA attributable to noncontrolling interests is defined as the proportionate share of adjusted EBITDA attributable to the third-party ownership interest in any of the Company's non-wholly-owned consolidated subsidiaries. The Company's management believes that these measures provide useful information to investors regarding the Company’s financial condition and results of operations because they help facilitate comparisons of operating performance and earnings trends across periods by excluding the impact of items that, in their opinion, do not reflect the Company’s core operating performance. For example, adjusted EBITDA reflects only the impact of settled derivative instruments and excludes the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. In addition, adjusted EBITDA includes the impact of distributions received from equity method investments, which excludes the impact of depreciation included within equity earnings from equity method investments and helps facilitate comparisons of the core operating performance of the Company's equity method investments.

The table below reconciles adjusted EBITDA and adjusted EBITDA attributable to EQT with net income, the most comparable financial measure as calculated in accordance with GAAP, as reported in the Statements of Consolidated Operations to be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2024.

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023

	(Thousands)
Net income	$427,245	$501,447	$242,115	$1,734,544
Add (deduct):
Interest expense, net	186,435	72,804	454,825	219,660
Income tax expense	146,869	150,979	22,079	368,954
Depreciation, depletion and amortization	620,319	501,887	2,162,350	1,732,142
(Gain) loss on sale/exchange of long-lived assets	(454,179)	(369)	(764,044)	17,445
Impairment and expiration of leases	38,405	87,131	97,368	109,421
Loss (gain) on derivatives	183,543	(671,797)	(51,117)	(1,838,941)
Net cash settlements received on derivatives	180,574	275,599	1,217,895	900,650
Premiums paid for derivatives that settled during the period	(889)	(90,741)	(45,454)	(322,869)
Other expenses (a)	5,253	14,778	334,166	84,043
Income from investments	(39,365)	(2,286)	(76,039)	(7,596)
Distributions from equity method investments	55,013	620	66,200	18,693
Loss on debt extinguishment	62,648	135	68,299	80
Adjusted EBITDA	$1,411,871	$840,187	$3,728,643	$3,016,226
Less: Adjusted EBITDA attributable to noncontrolling interests	12,286	(500)	19,625	3,754
Adjusted EBITDA attributable to EQT	$1,399,585	$840,687	$3,709,018	$3,012,472

(a)Other expenses consist primarily of transaction costs associated with acquisitions and other strategic transactions, costs related to exploring new venture opportunities and executive severance. For the year ended December 31, 2024, other expenses also included a nonrecurring corporate litigation expense.

Adjusted Operating Cash Flow, Free Cash Flow and Free Cash Flow Attributable to EQT
Adjusted operating cash flow is defined as net cash provided by operating activities less changes in other assets and liabilities. Free cash flow is defined as adjusted operating cash flow less accrual-based capital expenditures and capital contributions to equity method investments. Free cash flow attributable to EQT is defined as free cash flow excluding the proportionate share of free cash flow attributable to the third-party ownership interest in any of the Company's non-wholly-owned consolidated subsidiaries. The Company's management believes adjusted operating cash flow, free cash flow and free cash flow attributable to EQT provide useful information to investors regarding the Company's liquidity, including the Company's ability to generate cash flow in excess of its capital requirements and return cash to shareholders.

The table below reconciles adjusted operating cash flow, free cash flow and free cash flow attributable to EQT with net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Consolidated Cash Flows to be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2024.

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023

	(Thousands)
Net cash provided by operating activities	$756,276	$624,386	$2,826,973	$3,178,850
Decrease (increase) in changes in other assets and liabilities	474,635	150,202	281,805	(383,632)
Adjusted operating cash flow (a)	$1,230,911	$774,588	$3,108,778	$2,795,218
Less:
Capital expenditures	582,937	538,507	2,265,948	1,925,243
Capital contributions to equity method investments	60,245	7,092	148,049	12,092
Free cash flow (a)	$587,729	$228,989	$694,781	$857,883
Less: Free cash flow attributable to noncontrolling interests	7,506	(494)	11,146	(2,508)
Free cash flow attributable to EQT	$580,223	$229,483	$683,635	$860,391

(a)Included in adjusted operating cash flow and free cash flow for the three months and year ended December 31, 2024 is the impact of approximately $4 million and $200 million, respectively, of cash transaction costs related to the Equitrans Midstream Merger.

The Company has not provided projected net cash provided by operating activities or reconciliations of projected adjusted operating cash flow, free cash flow and free cash flow attributable to EQT to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project net cash provided by operating activities for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts such as predicting the timing of its payments and its customers' payments, with accuracy to a specific day, months in advance. Furthermore, the Company does not provide guidance with respect to its average realized price, among other items, that impact reconciling items between net cash provided by operating activities and adjusted operating cash flow, free cash flow and free cash flow attributable to EQT, as applicable. Natural gas prices are volatile and out of the Company's control, and the timing of transactions and the income tax effects of future transactions and other items are difficult to accurately predict. Therefore, the Company is unable to provide projected net cash provided by operating activities, or the related reconciliations of projected adjusted operating cash flow, free cash flow and free cash flow attributable to EQT to projected net cash provided by operating activities, without unreasonable effort.

Production Adjusted Operating Revenues
Production adjusted operating revenues (also referred to as total natural gas and liquids sales, including cash settled derivatives; and, prior to the Equitrans Midstream Merger, was referred to as adjusted operating revenues) is defined as total Production operating revenues, less the revenue impact of changes in the fair value of derivative instruments prior to settlement and Production net marketing services and other revenues. The Company’s management believes that this measure provides useful information to investors regarding the Company's financial condition and results of operations because it helps facilitate comparisons of operating performance and earnings trends across periods. Production adjusted operating revenues reflects only the impact of settled derivative contracts; thus, the measure excludes the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. The measure also excludes Production net marketing services and other revenues because it is unrelated to the revenue from the Company's natural gas and liquids production.

The table below reconciles Production adjusted operating revenues to total Production operating revenues, the most comparable financial measure calculated in accordance with GAAP, as reported in the Statements of Consolidated Operations to be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2024.

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023

	(Thousands, unless otherwise noted)
Total Production operating revenues	$1,473,569	$2,038,973	$5,009,833	$6,896,358
Add (deduct):
Production loss (gain) on derivatives	172,453	(671,797)	(67,880)	(1,838,941)
Net cash settlements received on derivatives	180,574	275,599	1,217,895	900,650
Premiums paid for derivatives that settled during the period	(889)	(90,741)	(45,454)	(322,869)
Production net marketing services and other	(4,830)	(2,974)	(7,587)	(12,649)
Production adjusted operating revenues	$1,820,877	$1,549,060	$6,106,807	$5,622,549

Total sales volume (MMcfe)	605,183	563,929	2,228,159	2,016,273
Average sales price ($/Mcfe)	$2.71	$2.42	$2.21	$2.50
Average realized price ($/Mcfe)	$3.01	$2.75	$2.74	$2.79

Net Debt
Net debt is defined as total debt less cash and cash equivalents. Total debt includes the Company's current portion of debt, revolving credit facility borrowings, term loan facility borrowings, senior notes and, as of December 31, 2023, the Company's note payable to EQM Midstream Partners, LP (EQM). The Company's management believes net debt provides useful information to investors regarding the Company's financial condition and assists them in evaluating the Company's leverage since the Company could choose to use its cash and cash equivalents to retire debt.

The table below reconciles net debt with total debt, the most comparable financial measure calculated in accordance with GAAP, as derived from the Consolidated Balance Sheets to be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2024.

	December 31,
	2024	2023

	(Thousands)
Current portion of debt (a)	$320,800	$292,432
EQT's revolving credit facility borrowings	150,000	—
Term loan facility borrowings	—	1,244,265
Senior notes	8,853,377	4,176,180
Note payable to EQM	—	82,236
Total debt	9,324,177	5,795,113
Less: Cash and cash equivalents	202,093	80,977
Net debt	$9,122,084	$5,714,136

(a)As of December 31, 2024, the current portion of debt included Eureka Midstream, LLC's revolving credit facility. Eureka Midstream, LLC is a wholly-owned subsidiary of Eureka Midstream Holdings, LLC, a consolidated joint venture EQT acquired a controlling, 60% interest in upon the completion of the Equitrans Midstream Merger. As of December 31, 2023, the current portion of debt included EQT's 1.75% convertible notes and a portion of EQT's note payable to EQM. See the Company's Annual Report on Form 10-K for the year ended December 31, 2024 for further discussion.

The Company has not provided a reconciliation of projected net debt to projected total debt, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project total debt for any future period because total debt is dependent on the timing of cash receipts and disbursements that may not relate to the periods in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy and therefore cannot reasonably determine the timing and payment of revolving credit facility borrowings or other components of total debt without unreasonable effort. Furthermore, the Company does not provide guidance with respect to its average realized price, among other items that impact reconciling items between certain of the projected total debt and projected net debt, as applicable. Natural gas prices are volatile and out of the Company's control, and the timing of transactions and the distinction between cash on hand as compared to revolving credit facility borrowings are too difficult to accurately predict. Therefore, the Company is unable to provide a reconciliation of projected net debt to projected total debt, without unreasonable effort.

PV-10
PV-10 is derived from the Standardized Measure, which is the most comparable financial measure calculated in accordance with GAAP. PV-10 differs from the Standardized Measure in that PV-10 excludes the effects of income taxes on future net revenues. The Company's management believes the presentation of PV-10 is relevant and useful to investors because it provides the discounted future net cash flows attributable to the Company's proved reserves without regard to any of the Company's specific income tax characteristics and is a useful measure for evaluating the relative monetary significance of the Company's oil and natural gas properties. Investors may use PV-10 as a basis for comparing the relative size and value of the Company's proved reserves to that of other companies. PV-10 should not be considered as a substitute for, or more meaningful than, the Standardized Measure. Neither PV-10 nor the Standardized Measure represents an estimate of the fair market value of the Company's oil and natural gas properties.

The table below reconciles PV-10 to the Standardized Measure, the most comparable financial measure calculated in accordance with GAAP, as derived from the footnotes to be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2024.

	Year Ended December 31, 2024
	Proved Developed	Proved Undeveloped	Total

	(Millions)
SEC pricing:
Standardized Measure	$7,662	$337	$7,999
Estimated income taxes on future net revenues	1,451	394	1,845
PV-10	$9,113	$731	$9,844

Five-year strip pricing sensitivity:
Standardized Measure	$17,671	$4,349	$22,020
Estimated income taxes on future net revenues	3,334	1,358	4,692
PV-10	$21,005	$5,707	$26,712

Investor Contact
Cameron Horwitz
Managing Director, Investor Relations & Strategy
412.445.8454
Cameron.Horwitz@eqt.com

About EQT Corporation
EQT Corporation is a premier, vertically integrated American natural gas company with production and midstream operations focused in the Appalachian Basin. We are dedicated to responsibly developing our world-class asset base and being the operator of choice for our stakeholders. By leveraging a culture that prioritizes operational efficiency, technology and sustainability, we seek to continuously improve the way we produce environmentally responsible, reliable and low-cost energy. We have a longstanding commitment to the safety of our employees, contractors, and communities, and to the reduction of our overall environmental footprint. Our values are evident in the way we operate and in how we interact each day – trust, teamwork, heart, and evolution are at the center of all we do.

EQT Management speaks to investors from time to time and the analyst presentation for these discussions, which is updated periodically, is available via EQT’s investor relations website at https://ir.eqt.com.

Cautionary Statements Regarding Forward-Looking Statements
This news release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of EQT Corporation (EQT) and its consolidated subsidiaries (collectively, the Company), including guidance regarding EQT’s strategy to develop its reserves; drilling plans and programs (including the number and type of drilling rigs and the number of frac crews to be utilized by the Company, the projected amount of wells to be turned-in-line and the timing thereof); projected natural gas prices, basis and average differential; the impact of commodity prices on the Company's business; total resource potential; projected production and sales volumes; projected well costs and unit costs; the Company's ability to successfully implement and execute its operational, organizational, technological and environmental, social and governance (ESG) initiatives, the timing thereof and the Company's ability to achieve the anticipated results of such initiatives; the Company's ability to achieve the intended operational, financial and strategic benefits from recently completed strategic transactions, including the Equitrans Midstream Merger and the anticipated synergies therefrom and the timing of achieving such synergies, if at all; the amount and timing of any redemptions, repayments or repurchases of EQT's common stock, the Company's outstanding debt securities or other debt instruments; the Company's ability to reduce its debt and the timing of such reductions, if any; projected free cash flow; liquidity and financing requirements, including funding sources and availability; the Company's hedging strategy and projected margin posting obligations; the Company’s tax position and projected effective tax rate; and the expected impact of changes in laws.

The forward-looking statements included in this news release involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently known by the Company. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. These risks and uncertainties include, but are not limited to, volatility of commodity prices; the costs and results of drilling and operations; uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future; the assumptions underlying production forecasts; the quality of technical data; the Company's ability to appropriately allocate capital and other resources among its strategic opportunities; access to and cost of capital; the Company's hedging and other financial contracts; inherent hazards and risks normally incidental to drilling for, producing, transporting, storing and processing natural gas, natural gas liquids (NGLs) and oil; operational risks and hazards incidental to the gathering, transmission and storage of natural gas as well as unforeseen interruptions; cyber security risks and acts of sabotage; availability and cost of drilling rigs, completion services, equipment, supplies, personnel, oilfield services and pipe, sand and water required to execute the Company's exploration and development plans, including as a result of inflationary pressures or tariffs; risks associated with operating primarily in the Appalachian Basin; the ability to obtain environmental and other permits and the timing thereof; construction, business, economic, competitive, regulatory, judicial, environmental, political and legal uncertainties related to the development and construction by the Company or its joint ventures of pipeline and storage facilities and transmission assets and the optimization of such assets; the Company's ability to renew or replace expiring gathering, transmission or storage contracts at favorable rates, on a long-term basis or at all; risks relating to the Company's joint venture arrangements; government regulation or action, including regulations pertaining to methane and other greenhouse gas emissions; negative public perception of the fossil fuels industry; increased consumer demand for alternatives to natural gas; environmental and weather risks, including the possible impacts of climate change; risks related to the Company's ability to integrate the operations of Equitrans in a successful manner and in the expected time period and the possibility that any of the anticipated benefits and projected synergies of the Equitrans Midstream Merger will not be realized or will not be realized within the expected time period; and disruptions to the Company's business due to recently completed or pending divestitures, acquisitions and other significant strategic transactions, including the Equitrans Midstream Merger. These and other risks and uncertainties are described under the "Risk Factors" section and elsewhere in EQT's Annual Report on Form 10-K for the year ended December 31, 2024 to be filed with the SEC, and in other documents EQT subsequently files from time to time with the SEC. In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse impact on it.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, EQT does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EQT CORPORATION AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED OPERATIONS

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023

	(Thousands, except per share amounts)
Operating revenues:
Sales of natural gas, natural gas liquids and oil	$1,641,192	$1,364,202	$4,934,366	$5,044,768
(Loss) gain on derivatives	(183,543)	671,797	51,117	1,838,941
Pipeline, net marketing services and other	167,078	7,000	287,826	25,214
Total operating revenues	1,624,727	2,042,999	5,273,309	6,908,923
Operating expenses:
Transportation and processing	386,523	564,326	1,915,616	2,157,260
Production	103,965	75,038	377,007	239,001
Operating and maintenance	44,569	9,591	110,393	15,699
Exploration	159	728	2,735	3,330
Selling, general and administrative	107,994	67,172	336,724	236,171
Depreciation, depletion and amortization	620,319	501,887	2,162,350	1,732,142
(Gain) loss on sale/exchange of long-lived assets	(454,179)	(369)	(764,044)	17,445
Impairment and expiration of leases	38,405	87,131	97,368	109,421
Other operating expenses	(4,473)	14,778	349,864	84,043
Total operating expenses	843,282	1,320,282	4,588,013	4,594,512
Operating income	781,445	722,717	685,296	2,314,411
Income from investments	(39,365)	(2,286)	(76,039)	(7,596)
Other income	(2,387)	(362)	(25,983)	(1,231)
Loss on debt extinguishment	62,648	135	68,299	80
Interest expense, net	186,435	72,804	454,825	219,660
Income before income taxes	574,114	652,426	264,194	2,103,498
Income tax expense	146,869	150,979	22,079	368,954
Net income	427,245	501,447	242,115	1,734,544
Less: Net income (loss) attributable to noncontrolling interests	8,850	(608)	11,538	(688)
Net income attributable to EQT Corporation	$418,395	$502,055	$230,577	$1,735,232

Income per share of common stock attributable to EQT Corporation:
Basic:
Weighted average common stock outstanding	597,224	416,792	509,597	380,902
Net income attributable to EQT Corporation	$0.70	$1.20	$0.45	$4.56

Diluted:
Weighted average common stock outstanding	602,521	445,400	514,593	413,224
Net income attributable to EQT Corporation	$0.69	$1.13	$0.45	$4.22

EQT CORPORATION AND SUBSIDIARIES
PRICE RECONCILIATION

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023

	(Thousands, unless otherwise noted)
NATURAL GAS
Sales volume (MMcf)	565,867	532,816	2,086,441	1,907,343
NYMEX price ($/MMBtu)	$2.81	$2.88	$2.30	$2.74
Btu uplift	0.16	0.16	0.13	0.14
Natural gas price ($/Mcf)	$2.97	$3.04	$2.43	$2.88

Basis ($/Mcf) (a)	$(0.43)	$(0.82)	$(0.41)	$(0.51)
Cash settled basis swaps ($/Mcf)	0.01	0.08	(0.07)	(0.03)
Average differential, including cash settled basis swaps ($/Mcf)	$(0.42)	$(0.74)	$(0.48)	$(0.54)
Average adjusted price ($/Mcf)	2.55	2.30	1.95	2.34
Cash settled derivatives ($/Mcf)	0.31	0.28	0.64	0.34
Average natural gas price, including cash settled derivatives ($/Mcf)	$2.86	$2.58	$2.59	$2.68
Natural gas sales, including cash settled derivatives	$1,615,584	$1,371,031	$5,401,642	$5,112,278

LIQUIDS
NGLs, excluding ethane:
Sales volume (MMcfe) (b)	24,171	23,054	87,564	64,859
Sales volume (Mbbl)	4,028	3,842	14,594	10,810
NGLs price ($/Bbl)	$41.65	$38.29	$39.13	$36.39
Cash settled derivatives ($/Bbl)	(0.55)	(0.77)	(0.30)	(1.27)
Average NGLs price, including cash settled derivatives ($/Bbl)	$41.10	$37.52	$38.83	$35.12
NGLs sales, including cash settled derivatives	$165,576	$144,154	$566,808	$379,663
Ethane:
Sales volume (MMcfe) (b)	12,170	5,243	44,586	34,441
Sales volume (Mbbl)	2,028	874	7,431	5,740
Ethane price ($/Bbl)	$6.20	$6.54	$6.03	$6.00
Ethane sales	$12,569	$5,718	$44,806	$34,417
Oil:
Sales volume (MMcfe) (b)	2,975	2,816	9,568	9,630
Sales volume (Mbbl)	496	469	1,595	1,605
Oil price ($/Bbl)	$54.75	$59.98	$58.67	$59.93
Oil sales	$27,148	$28,157	$93,551	$96,191

Total liquids sales volume (MMcfe) (b)	39,316	31,113	141,718	108,930
Total liquids sales volume (Mbbl)	6,552	5,185	23,620	18,155
Total liquids sales	$205,293	$178,029	$705,165	$510,271

TOTAL
Total natural gas and liquids sales, including cash settled derivatives (c)	$1,820,877	$1,549,060	$6,106,807	$5,622,549
Total sales volume (MMcfe)	605,183	563,929	2,228,159	2,016,273
Average realized price ($/Mcfe)	$3.01	$2.75	$2.74	$2.79

(a)Basis represents the difference between the ultimate sales price for natural gas, including the effects of delivered price benefit or deficit associated with the Company's firm transportation agreements, and the NYMEX natural gas price.
(b)NGLs, ethane and oil were converted to Mcfe at a rate of six Mcfe per barrel.
(c)Also referred to herein as Production adjusted operating revenues, a non-GAAP supplemental financial measure.